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                                                                   Exhibit 10.10

                                                                  CONFORMED COPY


                            MUTUAL SERVICES AGREEMENT


         MUTUAL SERVICES AGREEMENT (this "Agreement"), dated as of July 15, 1999, between Viacom International Inc., a Delaware corporation ("VII"), and MTVN Online L.P., a Delaware limited partnership (as such entity may exist in partnership form or in a reorganized, corporate or other form, the "Partnership"). Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Partnership Agreement (as defined below).

         WHEREAS, on the date hereof, Liberty Media Corporation, a Delaware corporation ("Liberty"), TCI Music, Inc., a Delaware corporation ("TCI Music"), MTV Networks, a division of VII ("MTVN"), MTVN Online Partner I LLC, a Delaware limited liability company ("VLLC"), MTVN Online Inc., a Delaware corporation, Imagine Radio, Inc., a California corporation ("Imagine"), SonicNet, Inc., a Delaware corporation ("SonicNet"), The Box Worldwide Inc., a Florida corporation ("Box"), VJN LPTV Inc., a Delaware corporation and the Partnership, entered into an Organization Agreement (the "Organization Agreement"); and

         WHEREAS, contemporaneously therewith VLLC, Imagine (together with VLLC, "MTVNS"), SonicNet and Box (together with SonicNet, "Tune") entered into an Agreement of Limited Partnership, of even date herewith (the "Partnership Agreement") whereby Tune and MTVNS formed the Partnership to conduct the Business as defined in the Partnership Agreement as of the date hereof (the "Business"); and

         WHEREAS, in connection with the formation of the Partnership, VII has agreed to provide directly or through MTVN, InfoWorks, a division of VII, MTVN Online Inc., MTV Europe and MTVN Latin America Inc. (collectively "Viacom") certain administrative, technical, support and other services (the "Administrative Services") necessary to the operation of the Partnership; and

         WHEREAS, Viacom desires that the Partnership provide certain services described on Schedule II (the "Partnership Services") to certain business units or divisions of VII listed on Schedule III (the "MTVN Businesses"), and the Partnership has agreed to provide such services.

         WHEREAS, Viacom and the Partnership desire to enter into this Agreement which sets forth the general terms upon which (i) Viacom shall provide to the Partnership the Administrative Services requested by the Partnership and (ii) the Partnership shall provide to the MTVN Businesses the Partnership Services requested by MTVN (the Partnership Services, the Administrative Services and Additional Services (as defined below) may be referred to collectively as the "Services").

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:


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         1.       Provision of Services.

                  (a) Viacom, at the request of the Partnership, shall provide the Administrative Services to the Partnership necessary to support the Business in substantially the same manner and to substantially the same extent that such services were provided to the businesses included in the MTVN Contribution (the "Contributed Businesses") prior to the date hereof as adjusted proportionately to reflect the increased size of the business of the Partnership as a result of the Tune Contribution. The Administrative Services may include the items set forth on Schedule I. Viacom shall not be obligated to acquire additional personnel or resources to provide Administrative Services.

                  (b) The Partnership shall provide the Partnership Services to the MTVN Businesses, as such Partnership Services may from time to time be requested by the applicable MTVN Business; provided, however, that the Partnership shall not be obligated to acquire additional personnel or resources to provide Partnership Services.

         2.       Standard of Performance.

                  (a) Viacom shall provide the Administrative Services and any Additional Services in a commercially reasonable manner and with the same level of care that Viacom performs such services on its own behalf and for other similarly situated non wholly-owned Controlled Affiliates of Viacom. The Partnership shall provide the Partnership Services in a commercially reasonable manner and with the same level of care that the Partnership provides such services on its own behalf. All Administrative Services and any Additional Services provided by Viacom and the Partnership shall be in accordance with, and shall not violate, any laws, rules or regulations of any Governmental Entity, and the provision of such Administrative Services shall not violate the rights of any third party.

                  (b) If the Partnership desires to have Viacom provide any additional services (collectively, the "Additional Services") arising out of or relating to the Services, it shall give Viacom prior written notice thereof, which shall include reasonable details relating to the request. Viacom and the Partnership shall negotiate in good faith whether such Additional Services shall be provided (if at all). It is agreed and understood that (i) Viacom shall not in any event be required to upgrade or expand its infrastructure, facilities or systems to provide the Additional Services, and (ii) any Additional Services shall be provided, if at all, on the same terms as Administrative Services are provided hereunder.

         3. Force Majeure; Emergency Situations. In the event that war, fire, explosion, flood, accident, strike, riot, act or omission of any governmental authority, act of God, or other contingency beyond the reasonable control of a party causes cessation or interruption of such party's performance hereunder, performance by such party, other than an obligation to pay money, shall be temporarily excused for the period of the disability, without liability, provided that such party shall have, promptly after it has actual knowledge of the beginning of any excusable delay, notified the other party of such delay, the reason therefor, and the probable duration and consequence thereof. The party so excused shall use commercially reasonable efforts to resume performance of its obligations hereunder with the least possible delay.


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         4.       Charges and Payment for Administrative Services.

                  (a) Fees. The Partnership shall reimburse Viacom for: (i) all direct costs and expenses without markup incurred in good faith associated with or related to the provision by Viacom of the Administrative Services and any Additional Services and (ii) the Partnership's pro rata share of Viacom's indirect overhead costs common to the Partnership and other businesses of Viacom related to a particular Administrative Service or Additional Service, each allocation to be based on the actual usage by the Partnership of such Service. To the extent any Administrative Services or Additional Service requires the purchase of equipment such equipment shall be leased to the Partnership under either a capital or operating lease, whichever is applicable. The Partnership shall make lease rental payments in accordance with the schedule set forth with the purchase of said equipment, such schedule to be based on cost and usage of the equipment. Viacom shall keep true, complete and accurate books of account containing such particulars as may be necessary for the purpose of calculating the above costs and shall make such books and records available for inspection by representatives of the Partnership during normal business hours on reasonable advance notice.

                  (b) Each calendar month, Viacom will promptly invoice the Partnership for the amounts payable pursuant to this Agreement. Payment will be made by the Partnership promptly after receipt of such invoice, but in no event more than 30 days after receipt.

         5.       Charges and Payment for Partnership Services.

                  (a) Fees. Viacom shall reimburse the Partnership for: (i) all direct costs and expenses without markup incurred in good faith associated with or related to the provision by the Partnership of the Partnership Services and
(ii) Viacom's pro rata share of the Partnership's indirect overhead costs common to Viacom and the Contributed Businesses related to a particular Partnership Service, each allocation to be based on the actual usage by the applicable MTVN Business. The Partnership shall keep true, complete and accurate books of account containing such particulars as may be necessary for the purpose of calculating the above costs and shall make such books and records available for inspection by representatives of Viacom during normal business hours on reasonable advance notice.

                  (b) Each calendar month, the Partnership will promptly invoice Viacom for the amounts payable pursuant to this Agreement. Payment will be made by Viacom promptly after receipt of such invoice, but in no event more than 30 days after receipt.

         6.       Indemnity.

                  (a) Each party shall at all times indemnify, defend and hold the other party, its Affiliates, officers, directors, partners, members or agents, harmless from and against any and all third party claims, losses, costs, liabilities, damages and expenses (including reasonable attorneys' fees) of every kind, nature and description, arising out of either party's gross negligence or wilful misconduct in the performance of its obligations hereunder. Each party agrees to promptly notify the other party in writing of any indemnifiable claim, but the failure to so notify shall not relieve an indemnifying party of any liability which it may have to an

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indemnified party except to the extent the indemnifying party is materially prejudiced by the failure to give such prompt notice.

                  (b) An indemnifying party shall have the right to participate in and assume the defense of any such third party claim for which indemnification is sought. The party claiming indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such separate counsel shall not be at the expense of the party against whom indemnification is sought unless (i) the indemnified party shall have been advised by its counsel that use of the same counsel to represent both the indemnifying party and the indemnified party would present a conflict of interest (which shall be deemed to include any case where there may be a legal defense or claim available to the indemnified party which is different from or additional to those available to the indemnifying party), or (ii) the indemnifying party shall fail vigorously to defend or prosecute such claim or demand within a reasonable time, in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party and the indemnifying party shall pay the costs and expenses of the indemnified party's counsel. Except to the extent otherwise provided above in this Section 6, the indemnifying party shall reimburse each party entitled to indemnification hereunder the costs of investigating and defending any claim, loss, damage, liability, cost or expense giving rise to such indemnification obligation.

                  (c) An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify and hold harmless the indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

         7.       Limitation of the Parties' Liability.

                  NO PARTY HERETO MAKES ANY WARRANTY REGARDING THE SERVICES IT PROVIDES, AND EACH PARTY DISCLAIMS ALL WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

         8. Term and Termination. The term of this Agreement shall begin on the date hereof and shall remain in full force and effect for five years from the date hereof unless earlier terminated as follows:

                  (a) By the Chief Executive Officer of the Partnership in whole or in part with respect to any Administrative Services or Additional Services, upon thirty (30) days prior written notice to Viacom (the "Administrative Services Termination Date").

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                  (b) By MTVN in whole or in part with respect to any
Partnership Services, upon thirty (30) days prior written notice to the Partnership (the "Termination Date").

                  (c) By either party in the event of a material breach by the other party, provided that such party has given the breaching party thirty (30) days written notice of such breach, identified the nature of the breach, and within such thirty-day cure period the breaching party has failed to cure the asserted breach. The parties agree that for so long as the MTVN Stockholder Group (i) owns at least 50.1% of the outstanding equity interests of the Partnership or (ii) at the time of such breach is entitled to designate pursuant to the Partnership Agreement a majority of the Management Committee of the Partnership or, following the Reorganization a majority of the Board of Directors of the corporate successor to the Partnership. MTVN shall not have any right to terminate this Agreement under this Section 7(c) as a result of or based upon any breach by the Partnership of this Agreement unless the Partnership fails to make any payment due to VII hereunder.

                  (d) By either party upon written notice to the other party if such other party shall file a petition in bankruptcy or insolvency, or a petition for reorganization or adjustment of debts or for the appointment of a receiver or trustee of all or a substantial portion of its property, or shall make an assignment for the benefit of creditors, or if a petition in bankruptcy or other petition described in this paragraph is filed against such other party and shall not be discharged within 60 days thereafter.

         9. Notices. Except as expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by facsimile copies of the sending party:

                  (a) VII:               Viacom International Inc.
                                         1515 Broadway
                                         New York, NY 10036
                                         Telecopier No.: (212) 258-6069
                                         Attn: General Counsel


                  (b) the Partnership:   MTVN Online L.P.
                                         1515 Broadway
                                         New York, NY 10036
                                         Telecopier No.: (212) 846-1735
                                         Attn: Mr. Fred Seibert

or to such other party or address as a party furnishes to the other in writing. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (confirmation received) unless delivered on a day which is not a Business Day or after 5:00 p.m., local time, at the place or receipt, in which case such notice

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shall be deemed to have been given on the next succeeding Business Day or (iii)
one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

         10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. In connection with the Reorganization the Partnership shall assign all of its rights and obligations hereunder to the corporate successor to all or substantially all of the Partnership's assets pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to VII and such corporate successor shall accept and assume the same. Upon such assignment and assumption, the Partnership shall be released from all of the obligations hereunder.

         11. Waiver of Default. No consent or waiver, express or implied, by either party with respect to any breach or default by the other party hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against which enforcement thereof is to be sought. Failure on the part of a party to complain of any act or failure to act of the other party or to declare such party in default shall not be deemed or constitute a waiver of any rights hereunder.

         12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any of its conflicts of law provisions.

         13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not modify, define or limit and the terms or provisions of this Agreement.

         15. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         16. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or cause any instrument to be drafted.

         17. Entire Agreement. This Agreement, including the Schedules hereto sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements,

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communications, representations and warranties, whether oral or written, by an officer, employee or representative of any party hereto, including the letter agreement dated May 19, 1999 among VII, Liberty and TCI Music.

         18. Third Party Beneficiary. For so long as the Tune Stockholder Group is entitled to designate a Representative to the Management Committee of the Partnership pursuant to the Partnership Agreement, TCI Music shall be a third party beneficiary of VII's obligations to the Partnership hereunder insofar as and only to the extent it relates to the right to enforce on behalf of the Partnership the Partnership's rights hereunder in a separate cause of action for the benefit of the Partnership. The Partnership shall indemnify and hold harmless TCI Music from and against any costs and expenses (including reasonable attorneys' fees) incurred by it in pursuing such a cause of action if such cause of action is resolved in favor of the Partnership and TCI Music. Except as set forth in the first sentence to this Section 17, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                           VIACOM INTERNATIONAL INC.


                           By:     /s/ Michael D. Fricklas
                                   -----------------------------
                           Name:   Michael D. Fricklas
                           Title:  Sr. Vice President and
                                   General Counsel


                           MTVN ONLINE L.P.


                           By:  MTVN ONLINE PARTNER I LLC,
                                its General Partner


                           By:     /s/ David W. Sussman
                                   -----------------------------
                           Name:   David W. Sussman
                           Title:  Sr. Vice President, General
                                   Counsel and Assistant Secretary



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                                   SCHEDULE I

               DESCRIPTION OF ADMINISTRATIVE SERVICES AND CHARGES

A.       SERVICES.

         1. Accounts Payable/Purchasing Services. Accounting services with respect to the following: (A) general accounting (billing/invoicing, accounts payable services, accounts receivables management, tracking and payment of rights and clearances, billing and collection services and maintenance of general ledgers, monthly close, chart of account and balance sheet maintenance), (B) cash management and banking services, including without limitation wire transactions, (C) budget preparation (including without limitation remote budgets); and
                  (D) maintenance and operation of purchase order system.

         2. Financial and Currency Trading Services. Financial, payroll, accounting and risk management services required with respect to the Partnership's operations, including the services of financial personnel to enable the Partnership to maintain financial books of account and records, maintain suitable books and records of control and accounting procedures, maintain production accounting records.

         3. Auditing Services. Auditing services, including internal and external audits, quality assurance, security, etc.

         4. Tax Services. Tax services required with respect to the Partnership's operations including (i) the preparation and filing of federal, state and local returns which include the Partnership and (ii) the payment of taxes shown to be due on such tax returns.

         5. Legal Services. Legal services from internal legal staff for requested legal matters, including material transactions, contract negotiation and review, financing arrangements, intellectual property matters (including domain name registrations, other filings, prosecutions), labor matters, real estate matters, ERISA matters, tax matters, regulatory compliance, governmental relations and lobbying, litigation (including strategy and oversight) and such other legal matters as are customarily handled by Viacom's internal legal staff.

         6. Information Services. Information services including (i) design, construction and installation services for high-end production graphic and animation workstations, (ii) online development networks and networking; (iii) hosting and collocation services including services relating to production and publishing, encoding, streaming, personalization, site performance, scheduling, and monitoring (using Viacom's and third party network hardware, software and related facilities), (iv) backend development (e.g. HTML, graphics),
                  (v) maintenance and support services for the Partnership's computer hardware, software and related facilities, including messaging, (vi) training and research services for the Partnership's


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                  employees, (vii) consultation services concerning the
                  Partnership's information service needs, including preparation of RFPs, the design and architecture of computer systems and networks, internet hosting services, the purchase of computer hardware and software and preparation of documentation and plans, and (viii) technical quality assurance services.


         7. Employee Benefits. To the extent the Partnership and Viacom Inc. agree, coverage of Partnership employees under one or more employee benefit plans sponsored or maintained by Viacom Inc. or an affiliate of Viacom Inc.

         8. Human Resource Services. Human resource services including assistance with (i) recruiting, screening, hiring, review, evaluation, training, development, orientation, promotion and termination of Partnership employees including without limitation production personnel; (ii) the development, implementation and administration of employment policies and manuals, the coordination of personnel allocation and utilization; (iii) the development, implementation and operation of benefit plans and programs; (iv) compensation planning and administration, including compensation analysis and preparation and implementation of merit, incentive and bonus plans; (iv) monitoring and tracking of employee records. The Human Resource services relating to benefit plans and programs may include assistance with benefits planning and administration, 401K plans, disability programs, enrollment and re-enrollment. Notwithstanding the foregoing, the Partnership shall make all decisions regarding (a) the hiring, promotion, demotion, sanctioning or termination of all Partnership personnel, (b) compensation, (c) employment policies, and (d) all other decisions concerning its personnel.

         9. Insurance Services. Provision of usual and necessary business insurance including property and casualty (including general liability and workers compensation), and Officers and Directors Liability Insurance.

         10. Facilities Management/Operations Services. Assistance in real estate services including the negotiation of lease arrangements (for current and new space), facilities maintenance and building services, facility renovations and build-outs, purchasing and installation of furniture, fixtures, telecommunications services and systems, production and other equipment; purchase of supplies, provision of duplication services, mail room and shipping services, courier services, reprographics, security services and general oversight of facilities as well as the management and organization of remote site logistics; provision of office space.



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         11.      Creative Services. Creative Services as follows:
                  Contract management services
                  Rights and Clearances services
                  Talent negotiation and union analysis
                  Access to edit rooms and editing support services (charged pursuant to the internal rate card)
                  Access to audio and video processing technologies Technical/production consulting
                  Production related, technology demonstrations

         12. Other Services. Services related to corporate development, public relations, including contacts with various news, consumer and trade publication media and securities analysts; access to market research and music entertainment news (including news developed internally and acquired from third party sources to the extent permitted by such third party sources), travel and event management, subscription ordering, etc.

         13. International Management Services. Services related to the management of the international online businesses, including the management of international Partnership employees.



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                                   SCHEDULE II

                 DESCRIPTION OF PARTNERSHIP SERVICES AND CHARGES

A.       SERVICES.

         1) Provide the various programming services owned by Viacom and operated by MTVN with access to the Partnership's market research and music entertainment news (including internal and third party sources, to the extent permitted by such third party sources) in a manner consistent with the past practices of the Contributed Businesses.

         2) Provide the various programming services owned by Viacom and operated by MTVN with online production and hosting services relating to the operation and maintenance of "trade sites" which provide certain information (provided by the programming services to the Partnership) to customers and suppliers of such programming services in a manner consistent with the past practices of the Contributed Businesses.

         3) Provide such services to the MTV Asia online business as contemplated to be performed as of the date hereof pursuant to the joint venture agreement of MTVN or an affiliate of MTVN and Tricast (or its successor) to operate an "MTV" branded interactive consumer service based on the MTV Asia television services; provided that MTVN shall not materially expand the scope of rights that have been granted to such joint venture as of the date hereof.



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                                  SCHEDULE III

                               SERVICED BUSINESSES


         1.       MTVN

         2.       MTV Asia

         3.       Tricast/Asia

         4.       MTV Brazil

         5.       MTV Latin America

         6.       MTV/VH1 Europe

         7.       MTV Russia

         8.       MTV Europe